Exhibit 99(j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

The Prudential Series Fund, Inc:

We consent to the incorporation by reference, in this registration statement, of our reports dated February 9, 2005 and February 14, 2005 on the statements of assets and liabilities of the Diversified Bond Portfolio, Equity Portfolio, Flexible Managed Portfolio, Global Portfolio, Government Income Portfolio, High Yield Bond Portfolio, Jennison Portfolio, Money Market Portfolio, Natural Resources Portfolio, Conservative Balanced Portfolio, Small Capitalization Stock Portfolio, Stock Index Portfolio, Value Portfolio, Zero Coupon Bond 2005, SP Aggressive Growth Asset Allocation, SP AIM Aggressive Growth, SP Alliance Large Cap Growth, SP Balanced Asset Allocation, SP Conservative Asset Allocation, SP Core Equity, SP Davis Value, SP Deutsche International Equity, SP Goldman Sachs Small Cap Value Portfolio, SP Growth Asset Allocation, SP Large Cap Value, SP MFS Capital Opportunities, SP MFS Mid Cap Growth, SP PIMCO High Yield, SP PIMCO Total Return, SP Prudential U.S. Emerging Growth, SP State Street Research Small Cap Growth Portfolio, SP Strategic Partners Focused Growth Fund, SP Technology Portfolio, SP William Blair International Growth Portfolio, 20/20 Focus Portfolio, and Diversified Conservative Growth Portfolio (hereafter referred to as the “Fund”), including the portfolios of investments, as of December 31, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 28, 2005